Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Twin Hospitality Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	4,742,346	(3)	$11.17	$52,972,005	0.00015310	$8,111
Total Offering Amounts						$52,972,005		$8,111
Total Fee Offsets								N/A
Net Fee Due								$8,111

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share, of the Registrant (“Class A Common Stock”) that may become issuable under the Twin Hospitality Group Inc. Management Equity Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of shares of Class A Common Stock outstanding.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $11.17 per share of Class A Common Stock, which is the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the Nasdaq Global Market on February 5, 2025, a date within five (5) business days prior to the date of the filing of this Registration Statement.

(3)	Consists of 4,742,346 shares of Common Stock reserved for issuance pursuant to restricted stock unit awards granted under the Twin Hospitality Group Inc. Management Equity Plan.